                               PURCHASE AGREEMENT

This purchase agreement ("Purchase Agreement"), is effective January 12, 1996 ("Effective Date") and is by and between Chaparral Resources Inc. ("Chaparral") and Guntekin Koksal ("Shareholder") for the purchase by Chaparral of certain shares of Central Asian Petroleum (Guernsey) Limited ["CAP(G)"] stock owned by Shareholder as described below.

1.  Purchase of 75,000 shares ("Stock A")

Chaparral shall purchase all of Shareholder's right, title and interest in and to 75,000 shares of CAP(G) stock ("Stock A") in return for (i) U.S. $1,975,000, plus (ii) 900,000 shares of restricted common stock of Chaparral. The purchase price shall be paid as follows:

         a. Chaparral shall deposit U.S. $150,000.00 ("Escrow Funds") with the escrow agent pursuant to the escrow agreement ("Escrow Agreement") (attached hereto and incorporated by this reference as Exhibit A to this Purchase Agreement) in cash or other immediately available funds on or before January 19, 1996. Such amount shall be paid to Shareholder upon "Closing A" (the closing to occur on or before March 11, 1996 and as further described in this Purchase Agreement), or shall be otherwise disposed of under the terms of the Escrow Agreement. Should Chaparral fail to Close for reasons other than (i) the failure of Shareholder to Close, (ii) the material failure of any of Shareholder's representations herein to be true and accurate or the material breach by Shareholder of its warranties hereunder, or (iii) the discovery of any material adverse effects during Chaparral's due diligence review under Clause 3(b) below, then the escrowed funds shall be paid to Shareholder as Shareholder's full and exclusive remedy for Chaparral's failure to Close;

         b. Chaparral shall pay U.S. $600,000.00 to the Shareholder, and deliver 900,000 shares of restricted common stock of Chaparral to Shareholder as directed in writing by the Shareholder, at Closing A; and

         c. Provided that Closing A has occurred, Chaparral shall pay U.S. $1,225,000 to Shareholder in four payments of $306,250 each on or before: June 11, 1996, September 11, 1996, December 11, 1996 and March 11, 1997, respectively (each such payment referred to here as "Installment Payment"). In such case Chaparral shall either:

                  (i) Put in place a bank guarantee, performance bond or bank letter of credit ("Security") acceptable to Shareholder (and Shareholder may not unreasonably withhold such acceptance) for the benefit of Shareholder for the purpose of securing Shareholder's right to receive such U.S. $1,225,000 pursuant to the payment schedule described above (which Security shall provide for subject amount to decline in accordance with payments made according to such payment schedule); or


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                  (ii) Not provide  Security,  in which case  Shareholder  shall have a lien on Stock A, and Clause 1(d) shall become applicable.

         d. If Chaparral has not put in place Security pursuant to Clause 1(c)(i), and if Chaparral also fails to pay any one of the Installment Payments pursuant to the payment schedule described in Clause 1(c) above, then the ownership of Stock A shall be deemed to have reverted to Shareholder, and Chaparral shall take all steps necessary to immediately deliver Stock A to Shareholder. In such a case, Chaparral shall also become obligated to pay Shareholder interest on the amount associated with such missed installment payment, and the amount of any of the Installment Payments which subsequently may become due (beginning on the respective due date of any such Installment Payment) compounded on a monthly basis, at the rate per annum equal to the one
         (1) month term, LIBOR rate for U.S. dollar deposits, as published by The Wall Street Journal or if not published, then by the Financial Times of London, plus five percent, applicable on the first Business Day prior to the due date of such unpaid Installment Payment, and thereafter on the first Business Day of each succeeding one (1) month term ("Agreed Interest Rate"). Chaparral shall have the right to mitigate such interest by making payments to Shareholder at any time. During such 180 day period Chaparral shall have the right to participate in the marketing of Stock A, at Chaparral's sole cost. Shareholder shall sell Stock A, subject to the rights of the other CAP(G) Members [including Chaparral and CAP(D)] to purchase such Stock A pursuant to the CAP(G) Articles of Association, to any buyer which Chaparral may designate [including either Chaparral or CAP(D)] and pursuant to terms as Chaparral may designate, provided that such terms provide for full payment to be completed within such 180 day period. The proceeds of any such sale of Stock A shall be allocated:

                  (i) first to Shareholder in satisfaction of any unpaid Installment Payments (inclusive of any Installment Payments not yet due), plus applicable interest (less any amounts paid by Chaparral in order to mitigate interest); and

                  (ii)     second, should there be any surplus, to Chaparral.

         In the event that there continues to be, upon the conclusion of any such sale, any amount owing by Chaparral to Shareholder as provided above, then Shareholder may take advantage of all remedies available to it in order to recover any such deficiency.

         e. If, at the end of such 180 day period, no sale has been made as described in Clause l(d) above, then Chaparral, at Chaparral's sole cost, shall provide for an auction (to occur on or before the date 45 days after the end of such 180 day period) wherein Shareholder shall sell Stock A to the highest cash bidder [including either Chaparral or CAP(D)] without any obligation to obtain the approval of Chaparral, subject to the rights of the other CAP(G) Members [including Chaparral and CAP(D)] to purchase such Stock A pursuant to the CAP(G) Articles of Association. The proceeds of any such sale of Stock A shall be allocated:


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                  (i)  first  to  Shareholder  in  satisfaction  of  any  unpaid
                  Installment Payments (inclusive of any Installment Payments not yet due), plus applicable interest (less any amounts paid by Chaparral in order to mitigate interest); and

                  (ii)     second, should there be any surplus, to Chaparral.

         In the event that there continues to be, upon the conclusion of any such sale, any amount owing by Chaparral to Shareholder as provided above, then Shareholder may take advantage of all remedies available to it in order to recover any such deficiency.

2.       Option for 50.000 shares ("Stock B")

         a. Upon Closing A having occurred, and Chaparral having discharged any obligations as may have accrued pursuant to 1(c) above, Chaparral shall have the option ("Option"), until the earliest of either:

                  (i) December 11, 1997; or

                  (ii) any share assignment pursuant to Paragraph 9 of that certain September 16, 1994 Protocol among the Members of CAP(G);

         to purchase, and take delivery of (in accordance with Chaparral's written instructions), all of Shareholder's right, title and interest in and to 50,000 shares of CAP(G) ("Stock B") in return for U.S. $1,625,000 and 200,000 of restricted common stock of Chaparral, and any such exercise of option shall be referred to as "Closing B". On the date of Closing B Chaparral shall transfer such 200,000 shares of restricted common stock of Chaparral to Shareholder (in accordance with Shareholder's written instructions).
         Chaparral shall also have the obligation to either:

                  (iii) pay such U.S. $1,625,000 to Shareholder at Closing B; or

                  (iv) at any time prior to December 11, 1997, pay Shareholder such U.S.$1,625,000 with interest at the Agreed Interest Rate beginning on the date of Closing B.

         In the event that Chaparral opts to pay Shareholder pursuant to (iv) above, then Chaparral shall have the option to either:

                  (v) Provide for Security acceptable to Shareholder (and Shareholder may not unreasonably withhold such acceptance) for the benefit of Shareholder for the purpose of securing Shareholder's right to receive such U.S. $1,625,000 plus applicable interest on or before December 11, 1997, or

                  (vi) Not provide such Security, in which case Shareholder shall have a lien on Stock B, and Clause 2(b) shall become applicable.

          b. If Chaparral has not put in place Security pursuant to Clause 2(a)(v), and if Chaparral also fails to pay such U.S. $1,625,000 plus applicable interest on or before December 11, 1997, then the ownership of Stock B shall be deemed to have reverted to Shareholder, and Chaparral shall take all steps necessary to immediately deliver Stock B to Shareholder. Chaparral shall have the right to mitigate applicable interest by making payments to Shareholder at any time. During such 180 day period Chaparral shall have the right to participate in the marketing of Stock B, at Chaparral's sole cost. Shareholder shall sell Stock B, subject to the rights of the other CAP(G) Members [including Chaparral and CAP(D)] to purchase such Stock B pursuant to the CAP(G) Articles of Association, to any buyer which Chaparral may designate [including either Chaparral or CAP(D)] and pursuant to terms as Chaparral may designate, provided that such terms provide for full payment to be completed within such 180 day period. The proceeds of any such sale of Stock B shall be allocated:

          (i) first to Shareholder in satisfaction of the unpaid U.S. $1,625,000 plus applicable interest (less any amounts paid by Chaparral in order to mitigate interest); and

          (ii) second, should there be any surplus, to Chaparral.

         In the event that there continues to be, upon the conclusion of any such sale, any amount owing by Chaparral to Shareholder as provided above, then Shareholder may take advantage of all remedies available to it in order to recover any such deficiency.

         c. If, at the end of such 180 day period, no sale has been made as described in Clause 2(b) above, then Chaparral, at Chaparral's sole cost, shall provide for an auction (to occur on or before the date 45 days after the end of such 180 day period) wherein Shareholder shall sell Stock B to the highest cash bidder [including either Chaparral or CAP(D)] (without any obligation to obtain the approval of Chaparral), subject to the rights of the other CAP(G) Members [including Chaparral and CAP(D)] to purchase such Stock B pursuant to the CAP(G) Articles of Association. The proceeds of any such sale of Stock B shall be allocated:

                  (i) first to Shareholder in satisfaction of the unpaid U.S. $1,625,000 plus applicable interest (less any amounts paid by Chaparral in order to mitigate interest), and

                  (ii)     second, should there be any surplus, to Chaparral.

         In the event that there continues to be, upon the conclusion of any such sale, any amount owing by Chaparral to Shareholder as provided above, then Shareholder may take advantage of all remedies available to it in order to recover any such deficiency.

         3.       Conditions

         a. Shareholder shall be entitled to all the benefits and receipts and shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Stock A and/or Stock B, respectively (other than those which may be specifically excluded from Shareholder's representations and warranties), which accrue or relate to any period before Closing A or Closing B, respectively. Shareholder shall reimburse and indemnify Chaparral against any such costs, charges, expenses, liabilities and obligations which are paid by Chaparral. Chaparral shall be entitled to all the benefits and receipts and shall be liable for all costs, charges, expenses, liabilities and obligations in respect of Stock A and/or Stock B, respectively (other than those which Shareholder have represented and warranted against by virtue of this Purchase Agreement) which accrue or relate to any period after Closing A and/or Closing B, respectively. Chaparral shall reimburse and indemnify Shareholder against any such costs, charges, expenses, liabilities and obligations which are paid by Shareholder.

         b. Chaparral shall conduct a due diligence review to confirm the accuracy of the representations contained herein, and to verify the accuracy of the information and data supplied and to be supplied by Shareholder to Chaparral, and to determine the existence of any adverse conditions or circumstances pertaining to Stock A and Stock B, as applicable. Shareholder agrees that it shall give Chaparral reasonable access to the records and files of Shareholder as required to complete its due diligence review before Closing A and/or Closing B, as applicable. Chaparral agrees to keep all information provided by Shareholder regarding Stock A and Stock B confidential.

         c. Should there be, at the time of Closing A, in the reasonable discretion of Chaparral, a material inconsistency or breach in respect of the representations or warranties given by Shareholder in or pursuant to this Purchase Agreement, or a material adverse condition pertaining to Stock A and/or Stock B, then, at Chaparral's option: (i) this Purchase Agreement and the Escrow Agreement may be terminated and the parties shall have no further obligations to one another, or (ii) the parties shall nevertheless proceed to Closing A. Notwithstanding the foregoing, however, if there are material inconsistencies or breaches due to the intentional or reckless acts or omissions of Shareholder, then Chaparral may seek whatever remedies and compensation from Shareholder that may be available to it regardless of whether or not Chaparral elects to proceed to Closing A.

4.  Representations and Warranties

Shareholder   represents   and   warrants  to   Chaparral   as  follows,   which
representations and warranties shall be deemed repeated at Closing A and Closing B, respectively, and which shall survive Closing A and Closing B, respectively:

         a. Shareholder has good and marketable title to Stock A and Stock B, free and clear of all liens, encumbrances and adverse claims of any nature; and there are no facts known to Shareholder which are likely to prejudice or endanger Stock A or Stock B.

         b. Shareholder have the full power and authority to enter into and perform the transactions hereunder, and do not require the consent of any other persons, firms or entities, and no person, firm or entity has any preferential purchase right with respect to any portion of Stock A and/or Stock B, nor is any portion of Stock A or Stock B subject to any pending or existing agreement to sell to any party.

         c. Shareholder has the sole legal and beneficial ownership of Stock A and Stock B, as applicable, in the aggregate representing twenty five percent (25%) of the outstanding stock of CAP(G), and Shareholder has no obligations to any third party with respect to any such stock.

         d. Shareholder shall ensure that the representations and warranties above shall be true and accurate. However, if notwithstanding the efforts of Shareholder, any matter or thing occurs of which any Shareholder is aware and which would be inconsistent with or in breach of any of those representations and warranties then that Shareholder shall promptly notify Chaparral thereof in writing.

5.       Closing A

At Closing A:

         a. Chaparral shall direct the "Escrow Agent" (as that term is defined in the Escrow Agreement) to deliver the Escrow Funds to Shareholder,

         b. Chaparral shall pay U.S. $600,000 to Shareholder in immediately available funds,

         c.  Chaparral  shall   deliver  900,000  shares  of  restricted  common
         stock in Chaparral to the Shareholder in accordance with Shareholder's written instructions; and

         d. Shareholder shall deliver all certificates representing Stock A to Chaparral, together with executed stock powers and such other instruments as may be required to vest complete ownership of Stock A in Chaparral.

6.       Closing B

At Closing B:

         a. Shareholder shall deliver all certificates representing Stock B to Chaparral, together with executed stock powers and such other instruments as may be required to vest complete ownership of Stock B in Chaparral.

         b. Chaparral shall deliver 200,000 shares of restricted common stock in Chaparral to the Shareholder in accordance with Shareholder's written instructions (Chaparral shall pay U.S. $1,625,00.00 to Shareholder in accordance with Clause 2 above).

7.      Undertaking by Chaparral and Central Asian Petroleum (Delaware) Guernsey

Chaparral, and Chaparral's wholly-owned subsidiary, Central Asian Petroleum (Delaware) Guernsey ["CAP(D)] covenant that during the period of the Option they shall not exercise their respective votes as Members of CAP(G) to cause any assignment of CAP(G) shares to Chaparral or any Affiliate of Chaparral pursuant to Paragraph 9 of that certain September 16, 1994 Protocol among the Members of CAP(G). For this purpose "Affiliate" means a legal entity that:

                  (i)      controls;

                  (ii)     is controlled by; or

                  (iii) is controlled by an entity which controls, Chaparral. For this purpose "Control" means the right to exercise, directly or indirectly, at least 50% of the voting rights in a legal entity.

8.       Shareholder's Undertakings

         a. Shareholder shall not solicit, directly or indirectly, any other party, nor negotiate with any other party, for the sale of any portion of Stock A or Stock B until the failure of Closing A and/or Closing B, as applicable.

         b. Shareholder shall immediately notify Chaparral of any information Shareholder may obtain regarding third parties which may be interested in purchasing CAP(G) stock.

9.       Appointment of Alternate Director

         a. Shareholder has executed and delivered the Appointment of Alternate Director of CAP(G) (appointing Matthew R. Hoovler) attached hereto and incorporated by reference as Exhibit B, contemporaneously with this Purchase Agreement, and Shareholder also hereby covenants that he shall not:

                  i. attend any future meetings of the CAP(G) Board as a member of the CAP(G) Board of Directors, or in any way exercise his vote as a Director of CAP(G);

                  ii. remove Matthew R. Hoovler, as the case may be, from office as alternate Director;

                  iii.  appoint any other alternate Director; or

                  iv.  resign as Director

                  before March 11, 1996, or at all should Closing A occur.

10.  CAP(G) Board

Chaparral and Shareholder undertake that they shall not participate in any CAP(G) Members' meeting, vote or agreement of any kind in conjunction with a change of the CAP(G) Directors until March 12, 1996, or Closing A, whichever comes first.

11.  KKM Board

After Closing A Chaparral and CAP(D) shall initiate a CAP(G) Board meeting or agreement wherein they shall vote to cause Guntekin Koksal to become a CAP(G) appointed KKM board member, subject to Chaparral's and CAP(D)'s right subsequently to exercise their CAP(G) Board authority, according to their complete discretion to change the composition of the CAP(G) appointed KKM board members.

12.      Confidentiality

         a. Seller shall keep all information regarding this Purchase Agreement confidential for a period of three (3) years from the Effective Date and shall not disclose any such information to any person or entity not a Party to this Purchase Agreement, except:

                  (1) to an affiliate of Shareholder, provided such Shareholder maintains confidentiality as provided in this Clause 10;

                  (2) to the extent such information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon Shareholder;

                  (3) to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Shareholder, or any of its affiliates;

                  (4) to its employees, subject to taking customary precautions to ensure such data and information is kept confidential;

                  (5) any such information which, through no fault of a Party, becomes a part of the public domain.

         (b) Disclosure pursuant to Clause 11 (a)(1) and Clause 11 (a)(4) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential.

13.      Applicable Law And Dispute Settlement

         a. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the substantive laws of Switzerland, to the exclusion of any conflicts of law rules which would refer the matter to the laws of another jurisdiction.

         b. Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the existence, construction, validity, interpretation, enforceability, termination or breach of this Agreement, shall be exclusively and finally settled by international arbitration, and any Party may submit such a dispute, controversy or claim to international arbitration.

         c. A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties, however, cannot reach agreement on an arbitrator within 15 days of the submission of a notice of arbitration, then the appointing authority for the implementation of such procedure shall be the International Chamber of Commerce's International Court of Arbitration, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

         d. Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

                  (1) The arbitration proceedings shall be held in Geneva, Switzerland.

                  (2) The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

                  (3) The arbitrator shall be and remain at all times wholly independent and impartial;

                  (4) The arbitration proceedings shall be conducted in accordance with the Arbitration Rules of UNCITRAL ("Rules"), in effect on the Effective Date, which Rules are deemed incorporated by reference into this clause.

                  (5) The costs of  the   arbitration   proceedings   (including
                  attorneys' fees and costs) shall be borne in the manner determined by the arbitrator;

                  (6) The decision of the sole arbitrator shall be: reduced to writing and state the reasons upon which it is based; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator; carried out without delay and without recourse to any judicial proceedings in any jurisdiction whatsoever seeking annulment, setting aside, modification or any diminution or impairment of its terms or effect; any cash awards shall be made and promptly paid in U.S. dollars free of any deduction or offset; any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law, be charged against the Party resisting such enforcement;

                  (7) The arbitrator shall neither have nor exercise any power to act as amicable compositeur or ex aequo et bono; or to award special, indirect, consequential, punitive or other similar damages; provided, however, that the award may include appropriate punitive damages where a Party has engaged in delaying and dilatory actions; the arbitrator may also award interim relief and grant specific performance.

                  (8) Any cash award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, with interest at commercial rates to be determined by the arbitrator.

                  (9) Any Party to this Covenant which is not initially a Party to an arbitration commenced pursuant to this Paragraph 8 consents to being made a party thereto following such commencement at the instance of any party to such arbitration, and is itself entitled to become a party thereto at its own instance. Every Part,v to this Covenant shall be bound by an award issued in any arbitration pursuant to this Paragraph 8 regardless of whether or not it participated in such arbitration, so long as it was duly notified of such arbitration.

                  (10) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be, and

                  (11) The arbitrator shall not be of the same nationality as any of the Parties or their ultimate parent entities.

14.  Severance of Invalid Provisions

If and as for so long as any provision of this Purchase Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Purchase Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Purchase Agreement without affecting the validity of the balance of this Purchase Agreement.

15.  Entire Agreement

This Agreement is the entire agreement of the Parties and supersedes all prior agreements, rights and/or obligations, understandings and/or negotiations of the Parties regarding Stock A and/or Stock B.

CHAPARRAL RESOURCES, INC.

/s/ Paul V. Hoovler
-------------------------
By Paul V. Hoovler

CENTRAL ASIAN PETROLEUM (DELAWARE) LIMITED (for the purpose of Clauses 3, 12 and 13 only)


/s/ Paul V. Hoovler
------------------------
By Paul V. Hoovler


/s/ Guntekin Koksal
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Guntekin Koksal